CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)

                Quarters Ended        Nine Months Ended
                  Sept.27,   Sept.28,   Sept.27,   Sept.28,
                    1997       1996       1997       1996

                PRIMARY
Earnings
Earnings(loss) before extraordinary
  loss          $  24,822  $ (69,572) $  83,201  $ (24,042)

Extraordinary
  loss             (1,882)        -      (3,109)      (441)

Net earnings    $  22,940  $ (69,572) $  80,092  $ (24,483)

Shares
Weighted average shares
 outstanding       73,508     72,140     73,309     71,747

Common stock
 equivalents        2,739         -       2,252         -

Average shares
 outstanding       76,247     72,140     75,561     71,747

Per share
Earnings(loss) before extraordinary
  loss          $    0.32  $   (0.97) $    1.09  $   (0.34)

Extraordinary
  loss              (0.02)        -       (0.04)        -

Net earnings    $    0.30  $   (0.97) $    1.05  $   (0.34)

                FULLY DILUTED
Earnings
Earnings(loss) before extraordinary
  loss          $  24,822  $ (69,572) $  83,201  $ (24,042)

Extraordinary
  loss             (1,882)        -      (3,109)      (441)

Net earnings    $  22,940  $ (69,572) $  80,092  $ (24,483)

Shares
Weighted average shares
 outstanding       73,508     72,140     73,309     71,747

Common stock
 equivalents        2,983         -       3,196         -

Average shares
 outstanding       76,491     72,140     76,505     71,747

Per share
Earnings(loss) before extraordinary
  loss          $    0.32  $   (0.97) $    1.09  $   (0.34)

Extraordinary
  loss              (0.02)        -       (0.04)        -

Net earnings    $    0.30  $   (0.97) $    1.05  $   (0.34)